SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL LIMITED TERM BOND FUND, INC.
                              HELD NOVEMBER 2, 1999
1.   Election of the Board of Directors.

                            For                Withheld

     Aschenbrenner        2,054,333             35,432
     Davis                2,054,333             35,432
     Eucher               2,054,333             35,432
     Ferguson             2,054,631             35,135
     Gilbert              2,054,333             35,432
     Griswell             2,054,333             35,432
     Kimball              2,054,333             35,432
     Lukavsky             2,054,333             35,432

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          2,060,164            17,198               12,404

3.   Amendment of Management Agreement to:
     A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

          2,013,069            47,205                29,492

     B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

          2,015,502            41,515                32,749

4.   Approval of changes to fundamental investment restrictions regarding:
     D. Diversification.

          In Favor       Opposed      Abstain   Broker Non-Votes

          1,946,701       33,550      36,837        72,677